NEWS RELEASE	EXHIBIT 99.1

For more information, contact:

Steve Albright	or:	Fred Nielson	Barry Murov
Chief Financial Officer		Investor Relations	Media Relations
(636) 733-1305		(636) 733-1314	(636) 733-1303

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter 2010 Results

CHESTERFIELD, Mo., Nov. 2, 2010 – Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported consolidated net sales of $18.7 million for the third quarter of 2010, compared to net sales of $20.9 million in the third quarter of last year.

Net income for the quarter was $172,000 compared to net income of $324,000 in the third quarter of last year.  Diluted earnings per share were $0.01 compared to $0.03 in the same quarter last year.

U.S. sales for the quarter totaled approximately $16.0 million compared to $18.3 million in last year’s third quarter. Sales outside of the United States were $2.7 million compared to $2.6 million in the third quarter of 2009, though the increase was a result of currency fluctuations.

Robert L. Montgomery, chairman, president and chief executive officer, said, “Third-quarter results were not where we want them to be, particularly in the United States. International markets, specifically Europe, Canada and the Australia/New Zealand region, reported sales increases, offset by sales declines in Mexico and Asia,” he said.

“In the United States, which remains by far our largest market, I believe we are still fighting economic headwinds,” Montgomery said. “But we took steps during the quarter at our International Conference that we expect to support greater sales and help us move toward turning around the business.”

As examples of the steps announced during the August Conference, Montgomery said, “We reduced the cost of new distributor start-up kits. We made the new distributor application easier to complete online, and we introduced a ‘Fast Start Guide’ to help new distributors quickly get off to a positive start in building their business. Each of those moves is designed to boost sales growth.”

Reliv believes these actions in part led to an increase in September new-distributor recruiting. Reliv had more new distributors sign up in September than in all but one other month this year.

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Reliv International, Inc. and Subsidiaries
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Reliv yesterday announced a new promotion designed to increase sales in which top-selling distributors will win a Disney cruise.

For the first nine months of 2010, net sales were $60.2 million compared to $64.7 million in the first nine months of 2009.  Net sales outside of the United States during that period rose 18.7 percent, while net U.S. sales in the period decreased 10.3 percent. Excluding the impact of foreign currency fluctuations, foreign sales rose 8.8 percent.

Reliv generated cash from operations of $1.4 million in the first nine months of 2010 compared to $4.8 million in the same period of 2009. As of Sept. 30, 2010, Reliv’s cash and cash equivalents totaled $6.4 million, the same amount compared to a year ago.

Reliv’s distributor count was 62,000 compared to 68,000 at the end of the third quarter last year.

Looking toward next year, Montgomery said, “We are maintaining our focus on key strategic initiatives to improve results: increasing distributor sponsoring and retention; improving development of our sales force; refreshing our brand; and enhancing product promotion.”

He added, “Reliv makes nutrition simple. Our success is built on that principle, outstanding science-based nutritional products and a terrific home-based business opportunity.”

Reliv will host a conference call to discuss third-quarter earnings with investors. The conference call will be on November 2, 2010 at 1:00 p.m. Eastern. The dial-in number is 866-804-6929. The participant passcode is 27782269. A replay will be available for one week at 888-286-8010 using the passcode 80291111. A live webcast is available on the Investor Relations section of Reliv’s Web site at: http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html.
An online archive of the webcast will be on Reliv’s Web site in the Investor Relations section,
24 hours after call concludes.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of approximately 62,000 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

—FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
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Condensed Consolidated Balance Sheets

	September 30	December 31
	2010	2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,404,688	$5,760,913
Accounts and notes receivable, less allowances of $66,400 in 2010 and $59,700 in 2009	234,889	326,022
Accounts due from employees and distributors	68,407	78,500
Inventories	5,970,584	5,084,404
Other current assets	1,199,683	979,333

Total current assets	13,878,251	12,229,172

Other assets	1,886,906	1,569,079
Intangible assets, net	1,837,365	1,991,497

Net property, plant and equipment	7,985,765	8,364,685

Total Assets	$25,588,287	$24,154,433

Liabilities and Stockholders' Equity

Total current liabilities	$10,733,977	$6,761,481
Long-term debt, less current maturities	991,721	4,719,542
Other non-current liabilities	401,618	406,544
Stockholders' equity	13,460,971	12,266,866

Total Liabilities and Stockholders' Equity	$25,588,287	$24,154,433

Consolidated Statements of Income

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$16,612,215	$18,578,895	$53,559,074	$57,517,213
Handling & freight income	2,060,849	2,306,633	6,661,873	7,212,434

Net Sales	18,673,064	20,885,528	60,220,947	64,729,647

Costs and expenses:
Cost of products sold	3,820,490	4,451,156	12,093,367	12,800,809
Distributor royalties and commissions	7,011,217	7,907,856	22,560,625	24,480,422
Selling, general and administrative	7,402,210	8,056,928	23,486,389	24,725,653

Total Costs and Expenses	18,233,917	20,415,940	58,140,381	62,006,884

Income from operations	439,147	469,588	2,080,566	2,722,763

Other income (expense):
Interest income	12,961	10,119	35,334	45,538
Interest expense	(52,885)	(62,195)	(159,336)	(113,129)
Other income	437	76,657	21,592	202,747

Income before income taxes	399,660	494,169	1,978,156	2,857,919
Provision for income taxes	228,000	170,000	854,000	1,112,000

Net Income	$171,660	$324,169	$1,124,156	$1,745,919

Earnings per common share - Basic	$0.01	$0.03	$0.09	$0.13
Weighted average shares	12,380,000	12,230,000	12,380,000	13,109,000

Earnings per common share - Diluted	$0.01	$0.03	$0.09	$0.13
Weighted average shares	12,380,000	12,230,000	12,380,000	13,109,000

Cash dividends declared per common share	$-	$-	$0.02	$0.05

Reliv International, Inc. and Subsidiaries
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Net sales by Market
(in thousands)

	Three months ended September 30,				Change From
	2010		2009		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	$15,975	85.5%	$18,262	87.4%	$(2,287)	-12.5%
Australia/New Zealand	656	3.5%	620	3.0%	36	5.8%
Canada	505	2.7%	428	2.0%	77	18.0%
Mexico	320	1.7%	392	1.9%	(72)	-18.4%
Europe	439	2.4%	314	1.5%	125	39.8%
Asia	778	4.2%	870	4.2%	(92)	-10.6%

Consolidated total	$18,673	100.0%	$20,886	100.0%	$(2,213)	-10.6%

Net sales by Market
(in thousands)

	Nine months ended September 30,				Change From
	2010		2009		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	$51,378	85.3%	$57,281	88.5%	$(5,903)	-10.3%
Australia/New Zealand	1,924	3.2%	1,672	2.6%	252	15.1%
Canada	1,634	2.7%	1,076	1.7%	558	51.9%
Mexico	1,107	1.9%	1,018	1.6%	89	8.7%
Europe	1,440	2.4%	927	1.4%	513	55.3%
Asia	2,738	4.5%	2,756	4.2%	(18)	-0.7%

Consolidated total	$60,221	100.0%	$64,730	100.0%	$(4,509)	-7.0%

The following table sets forth, as of September 30, 2010 and 2009, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2010		As of 9/30/2009		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	48,520	6,730	54,460	8,390	-10.9%	-19.8%
Australia/New Zealand	2,410	200	2,490	190	-3.2%	5.3%
Canada	1,390	180	1,190	120	16.8%	50.0%
Mexico	2,100	300	1,960	240	7.1%	25.0%
Europe	1,860	260	1,110	160	67.6%	62.5%
Asia	5,950	620	7,100	780	-16.2%	-20.5%

Consolidated total	62,230	8,290	68,310	9,880	-8.9%	-16.1%

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